Filed Pursuant to Rule 424(b)(5)

Registration No. 333-123818

PROSPECTUS SUPPLEMENT

(To prospectus dated December 15, 2005)

COMSYS IT Partners, Inc.

3,000,000 Shares of Common Stock

We are selling 3,000,000 shares of common stock.

Our common stock is quoted on The Nasdaq National Market under the symbol “CITP.” On December 21, 2005, the last sale price of our common stock as reported on The Nasdaq National Market was $14.68 per share.

Investing in our common stock involves a high degree of risk. See the “Risk Factors” section beginning on page S-5 of this prospectus supplement for a description of various risks you should consider in evaluating an investment in the shares.

	Per Share	Total

Public offering price	$11.00	$33,000,000

Underwriting discount	$ 0.66	$ 1,980,000

Proceeds, before expenses, to us	$10.34	$31,020,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about December 28, 2005.

Robert W. Baird & Co.

December 21, 2005

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated in this prospectus supplement or the accompanying prospectus or the context otherwise requires, references in this prospectus or any prospectus supplement to “we,” “our,” “our company,” “us,” “COMSYS” or the “Company” are to the combined business of COMSYS IT Partners, Inc. and its consolidated subsidiaries.

Our principal executive offices are located at 4400 Post Oak Parkway, Suite 1800, Houston, TX 77027. Our telephone number is (713) 386-1400.

SUMMARY

The Company

We are a leading information technology, or IT, staffing services company that provides a full range of specialized staffing and project implementation services and products. We have a coast-to-coast presence in the United States, with 42 offices in 26 states. As of October 2, 2005, we engaged approximately 4,800 consultants, many of whom have over eight years of IT industry experience. We have over 400 clients and provide services to approximately 30% of the Fortune 500 companies and approximately 66% of the Fortune 50 companies. We are headquartered in Houston, Texas.

Our core business is providing IT staffing services, which accounted for approximately 91% of our revenues for 2004. We also strive to differentiate ourselves from our competitors by offering additional services that complement our IT staffing services, including vendor management, project solutions and permanent placement of IT professionals.

IT Staffing Services

We provide a wide range of IT staffing services to companies in diversified vertical markets, including financial services, telecommunications, manufacturing, information technology, federal, state and local government, pharmaceutical, transportation and health care. We deliver qualified consultants and project managers for contract assignments and full-time employment across most technology disciplines. In light of the time and location sensitive nature of our core IT staffing services, offshore application development and maintenance centers have not proven critical to our operations or our competitive position.

Our staffing services are generally provided on a time-and-materials basis, meaning that we bill our clients for the number of hours worked in providing services to the client. Hourly bill rates are typically determined based on the level of skill and experience of the consultants assigned and the supply and demand in the current market for those qualifications. Alternatively, the bill rates for some assignments are based on a mark-up over compensation and other direct and indirect costs. Assignments can range from 30 days to over a year, with an average duration of five months. Certain of our contracts are awarded on the basis of competitive proposals, which can be periodically re-bid by the client.

We maintain a variable cost model in which we compensate most of our consultants only for those hours that we bill to our clients. The consultants who perform IT services for our clients consist of our consultant employees as well as independent contractors and subcontractors. With respect to our consultant employees, we are responsible for all employment-related costs, including medical and health care costs, workers’ compensation and federal social security and state unemployment taxes.

Vendor Management Services

Vendor management services, or VMS, are services that allow our clients to manage their procurement of and expenditures for temporary IT, clerical, finance and accounting, and light industrial personnel. Contracted services are often provided to a large client by hundreds of companies. VMS provides a mechanism for clients to reduce their expenditures for temporary personnel services by standardizing pay rates for similar positions and reducing the number of suppliers providing these services. VMS gives our clients the ability to leverage their purchasing power for these temporary personnel services by standardizing their requisition, contract and procurement processes. Clients also benefit from contracting with only one supplier, receiving a consolidated invoice and having a single point of contact while retaining access to a full range of resources offered by a diverse portfolio of suppliers.

We operate VMS under the brand name vWorxSM. Our VMS provides a structured approach consisting of process management and a web-based software tool to quantify, rationalize and monitor the expenditures that a client makes for its contracted services. We use third party software products and a proprietary software program to provide our VMS. Our VMS implementation processes have been ISO 9001:2000 certified, which means that our processes comply with a comprehensive set of international quality standards. We believe that we are one of the few companies in our industry providing vendor management services to have this ISO certification.

Project Solutions

As an extension of our underlying core competency in IT staffing, we offer our clients specialized project services that include project managers, project teams and turn-key deliverable-based solutions in the application development, application integration and re-engineering, application maintenance and application testing practice areas. We provide these solutions through a defined IT implementation methodology. We deliver these solutions through teams deployed (1) on-site, (2) offsite at development centers located in Kalamazoo, Michigan, Richmond, Virginia, Somerset, New Jersey and Portland, Oregon and (3) through a strategic alliance, offshore at technology centers located in India. These services are generally contracted on a time-and-materials basis, with some services provided on a fixed-price basis. We have a number of specialty practice areas, including statistical analysis applications (SAS), enterprise resource applications (ERP), network integration, business intelligence and translation and localization services.

Permanent Placement

We also assist our clients in locating IT professionals for full-time positions within their organizations. We assist in recruitment efforts and screening potential hires. If a customer hires our candidate, we are generally compensated based on a percentage of the candidate’s first year cash compensation. Billing is contingent on our filling the position.

The Offering

Common stock offered by us	3,000,000 shares

Common stock to be outstanding after this offering	18,737,937 shares

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $29.8 million, after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use approximately $26.8 million of the net proceeds to redeem all of our outstanding Series A-1 Preferred Stock. All of the outstanding Series A-1 Preferred Stock is beneficially owned by Wachovia Investors, Inc., which is also the beneficial owner of 46.5% of our outstanding common stock before giving effect to this offering. We expect to use the balance of the net proceeds for some or all of the following purposes: acquisitions; working capital; repayment or refinancing of a portion of our existing short-term and long-term debt; capital expenditures; and other general corporate purposes. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities or use the net proceeds to reduce our short-term indebtedness.

Listing	The Nasdaq National Market

Symbol	CITP

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our credit facility limits our ability to pay dividends and make other distributions.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors.”

The number of shares of common stock outstanding after the offering is based on 15,737,937 shares of common stock outstanding as of December 21, 2005. The number of shares outstanding does not include shares issuable upon the exercise of outstanding stock options held by our employees, executive officers and directors or the exercise of outstanding warrants.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference before deciding whether to purchase our common stock.

Risks Related to Our Business

We compete in a highly competitive market with limited barriers to entry and significant pricing pressures and we may not be able to continue to successfully compete.

The U.S. IT staffing services market is highly competitive and fragmented. We compete in national, regional and local markets with full-service and specialized staffing agencies, systems integrators, computer systems consultants, search firms and other providers of staffing services. Although the majority of our competitors are significantly smaller than we are, a number of competitors have greater marketing and financial resources than us. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or maintain or increase gross margins, either of which could have a material adverse effect on our financial condition and results of operations. In addition, from time to time we experience significant pressure from our clients to reduce price levels, and during these periods we may face increased competitive pricing pressures. Competition may also affect our ability to recruit the personnel necessary to fill our clients’ needs. We also face the risk that certain of our current and prospective clients will decide to provide similar services internally. We may not be able to continue to successfully compete.

Any economic downturn, or the perception that a downturn is possible, may cause our revenues to decline and may adversely affect our results of operations and financial condition.

Our results of operations are affected by the level of business activity of our clients, which in turn is affected by local, regional and global economic conditions. Demand for personnel services is sensitive to changes, as well as perceived changes, in the level of economic activity. As economic activity slows down, or companies believe that a decline in economic activity is possible, companies tend to reduce their use of temporary employees and permanent placement services before undertaking layoffs of their regular employees, resulting in decreased demand for personnel services. Also, as businesses reduce their hiring of permanent employees, revenue from our permanent placement services is adversely affected. As a result, any significant economic downturn, or the perception that a downturn is possible, could reduce our revenues and adversely affect our results of operations and financial condition.

In addition, the economic slowdown from 2000 to 2003 significantly affected the willingness and ability of businesses to invest capital in upgrading or replacing their technology systems and platforms. Many of our clients canceled, reduced or deferred expenditures for technology services during the economic downturn. If capital investment is constrained by a slow economic environment, or by other factors that we can neither control nor predict, then our existing and prospective clients may increasingly defer or cancel installation of new or upgraded technology systems and platforms. As a result, revenues from our technology services business may not regain former levels in the near term and may in fact decline.

Our profitability will suffer if we are not able to maintain current levels of billable hours and bill rates and control our costs.

Our profit margin, and therefore our profitability, is largely dependent on the number of hours billed for our services, the rates we charge for these services and the pay rate of our consultants. Accordingly, if we are unable to maintain these amounts at current levels, our profit margin and our profitability will suffer. The rates we charge for our services are affected by a number of considerations, including:

■	our clients’ perception of our ability to add value through our services;

■	competition, including pricing policies of our competitors; and

■	general economic conditions.

The number of billable hours is affected by various factors, including the following:

■	the demand for IT staffing services;

■	the quality and scope of our services;

■	seasonal trends, primarily as a result of holidays, vacations and inclement weather;

■	the number of billing days in any period;

■	our ability to transition consultants from completed assignments to new engagements;

■	our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

■	our ability to manage consultant turnover.

Our pay rates are affected primarily by the supply of and demand for skilled U.S.-based consultants. During periods when demand for consultants exceeds the supply, pay rates may increase.

Some of our costs, such as office rents, are fixed in the short term, which limits our ability to reduce costs in periods of declining revenues. Our current and future cost-management initiatives may not be sufficient to maintain our margins as our level of revenue varies.

We may be unable to attract and retain qualified billable consultants, which could have an adverse effect on our business, financial condition and results of operations.

Our operations depend on our ability to attract and retain the services of qualified billable consultants who possess the technical skills and experience necessary to meet our clients’ specific needs. We are required to continually evaluate, upgrade and supplement our staff in each of our markets to keep pace with changing client needs and technologies and to fill new positions. The IT staffing industry in particular has high turnover rates and is affected by the supply of and demand for IT professionals. This has resulted in intense competition for IT professionals, and we expect such competition to continue. Customers may also hire our consultants, which increases our turnover rate. In addition, our consultants’ loyalty to us may have been harmed by our decreasing pay rates in order to preserve our profit margin in the previous market downturn, which may adversely affect our competitive position. Certain of our IT operations recruit consultants who require H-1B visas, and U.S. immigration policy currently restricts the number of new H-1B petitions that may be granted in each fiscal year. Our failure to attract and retain the services of personnel, or an increase in the turnover rate among our employees, could have a material adverse effect on our business, operating results or financial condition. If a supply of qualified consultants, particularly IT professionals, is not available to us in sufficient numbers or on economic terms that are, or will continue to be, acceptable to us, our business, operating results or financial condition could be materially adversely affected.

We depend on key personnel, and the loss of the services of one or more of our senior management or a significant portion of our local management personnel could weaken our management team and our ability to deliver quality services and could adversely affect our business.

Our operations historically have been, and continue to be, dependent on the efforts of our executive officers and senior management, including Michael T. Willis, our Chairman, Chief Executive Officer and President. In addition, we are dependent on the performance and productivity of our respective regional operations executives, local managing directors and field personnel. The loss of one or more of these employees could have an adverse effect on our operations, including our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions. Our ability to attract and retain business is significantly affected by local relationships and the quality of services rendered by branch managerial personnel. If we are unable to attract and retain key employees to perform these services, our business, financial condition and results of operations could be materially adversely affected.

Our dependence on large customers and the risks we assume under our contracts with them could have a material adverse effect on our revenues and results of operations.

We depend on several large customers for a significant portion of our revenues. Generally, we do not provide services to our customers under long-term contracts. If one or more of our large customers terminated an existing contract or substantially reduced the services they purchase from us, our revenues and results of operations would be adversely affected. In addition, large customers, including those with preferred supplier arrangements, increasingly have been seeking pricing discounts in exchange for higher volumes of business. Furthermore, we may be required to accept less favorable terms regarding risk allocation, including assuming obligations to indemnify our clients for damages sustained in connection with the provision of our services, to retain business from our larger customers due to their size and negotiating leverage. These factors may potentially adversely affect our revenues and results of operations.

We have substantial debt obligations that could restrict our operations and adversely affect our business and financial condition.

We have substantial indebtedness. On December 14, 2005, we entered into a new $230.0 million secured credit facility consisting of a $120.0 million senior secured credit facility, a $10.0 million senior secured term loan and a $100.0 million junior secured term loan. As of December 14, 2005, total funded debt consisted of $10.0 million under the term loan, $40.9 million under the revolving credit facility and $100.0 million under the junior term loan.

Our substantial indebtedness could have adverse consequences, including:

■	increasing our vulnerability to adverse economic and industry conditions;

■	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

■	limiting our ability to borrow additional funds.

Our outstanding debt bears interest at a variable rate, subjecting us to interest rate risk. In the event economic conditions result in higher interest rates, our debt service requirements on our outstanding debt will also increase. Our debt service requirements require the use of a substantial portion of our operating cash flow to pay interest on our debt instead of other corporate purposes. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. Our cash flow and capital resources may not be sufficient for payment of interest on and principal of our debt in the future, and any such alternative measures may not be successful or may not permit us to meet scheduled debt service obligations. Any failure to meet our debt obligations could harm our business and financial condition.

Restrictive financing covenants limit the discretion of our management and may inhibit our operating flexibility.

Our credit facilities contain a number of covenants that limit the discretion of our management with respect to certain business matters. Our credit facilities contain covenants that, among other things, restrict our ability to:

■	incur additional indebtedness;

■	purchase shares;

■	declare or pay dividends and other distributions;

■	incur liens;

■	make capital expenditures;

■	make certain investments or acquisitions;

■	repay debt; and

■	dispose of property.

In addition, under our credit facilities, we are required to satisfy a minimum EBITDA, minimum fixed charge coverage ratio and a maximum total leverage ratio. A breach of any covenants governing our debt would permit the acceleration of the related debt and potentially other indebtedness under cross-default provisions, which could harm our business and financial condition. These restrictions may place us at a disadvantage compared to our competitors that are not required to operate under such restrictions or that are subject to less stringent restrictive covenants.

Factors beyond our control may affect our ability to successfully execute our acquisition strategy, which may have an adverse impact on our growth strategy.

Our business strategy includes increasing our market share and presence in the IT staffing industry through strategic acquisitions of companies that complement or enhance our business. We regularly evaluate opportunities to acquire staffing companies that complement or enhance our business and frequently have preliminary acquisition discussions with some of these companies. However, we cannot assure you that we will be able to consummate any acquisitions on terms and at prices that are acceptable.

Acquisitions involve numerous risks, including:

■	potential loss of key employees or clients of acquired companies;

■	increasing demands on our operating system;

■	possible adverse effects on our reported operating results, particularly during the first several reporting periods after an acquisition is completed;

■	difficulties achieving all of the cost savings and other synergies we expect to result from an acquisition;

■	the diversion of our management’s attention from existing operations;

■	delays in the integration process;

■	the disruption of our ongoing operations; and

■	assumption of liabilities and exposure to unforeseen liabilities of acquired companies.

In addition, we expect to face competition for acquisition opportunities, and some of our competitors may have greater financial resources or access to financing on more favorable terms than us. This competition may limit our acquisition opportunities and our ability to grow through acquisitions or could raise the prices of acquisitions and make them less accretive or possibly non-accretive to us.

These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses. Any acquisition may ultimately have a negative impact on our business, financial condition and results of operations.

We may suffer losses due to the conduct of our employees or our clients during staffing assignments.

We employ and place people generally in the workplaces of other businesses. Attendant risks of this activity include possible claims of discrimination and harassment, employment of illegal aliens, violations of wage and hour requirements, errors and omissions of temporary employees, particularly of professionals, misuse of client proprietary information, misappropriation of funds, other criminal activity or torts and other similar claims. In some instances we have agreed to indemnify our clients against some or all of the foregoing matters. We will be responsible for these indemnification obligations, to the extent they remain in effect, and may in the future agree to provide similar indemnities to some of our prospective clients. In certain circumstances, we may be held responsible for the actions at a workplace of persons not under our direct control. Although historically we have not had any significant problems in this area, there can be no assurance that we will not experience such problems in the future or that our insurance, if any, will be sufficient in amount or scope to cover any such liability. The failure of any of our employees or personnel to observe our policies and guidelines, relevant client policies and guidelines, or applicable federal, state or local laws, rules and regulations, and other circumstances that cannot be predicted, could have a material adverse effect on our business, operating results and financial condition.

Additional government regulation and rising health care and unemployment insurance costs and taxes could have a material adverse effect on our business, operating results and financial condition.

We are required to pay a number of federal, state and local payroll and related costs, including unemployment taxes and insurance, workers’ compensation, FICA and Medicare, among others, for our employees. We also provide various benefits to our employees, including health insurance. Significant increases in the effective rates of any payroll-related costs would likely have a material adverse effect on our results of operations unless we can pass them along to our customers. Our costs could also increase if health care reforms expand the scope of mandated benefits or employee coverage or if regulators impose additional requirements and restrictions related to the placement of personnel.

We generally seek to increase fees charged to our clients to cover increases in health care, unemployment and other direct costs of services, but our ability to pass these costs to our clients over the last several years has diminished. We may not be able to increase the fees charged to our clients in a timely manner and in a sufficient amount if these expenses continue to rise. We also may not be able to adapt to future regulatory changes made by the Internal Revenue Service, the Department of Labor or other state and federal regulatory agencies. Our inability to increase our fees or adapt to future regulatory changes could have a material adverse effect on our business, operating results and financial condition.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

We will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which requires that we document and test our internal controls and certify that we are responsible for maintaining an adequate system of internal control procedures. This section also requires that our independent registered public accounting firm opine on those internal controls and management’s assessment of those controls. We are currently evaluating our existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation and integration of the internal controls of our business, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review.

We believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our results of operations could be adversely affected.

We may not be able to successfully complete the procedures, certification and attestation requirements of Section 404 and it is possible that our auditors may need to report a material weakness in connection with the presentation of our financial statements if they note any such deficiencies. If we fail to comply with the requirements of Section 404 or if our auditors report such material weakness, the accuracy and timeliness of the filing of our annual report may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

We do not own an offshore outsourcing facility, which may put us at a disadvantage compared to our competitors that have their own offshore outsourcing centers.

In the past few years, more companies are using, or are considering using, low cost “offshore” outsourcing centers, particularly in India, to perform technology-related work and projects. This trend has contributed to the decline in domestic IT staff augmentation revenue as well as on-site solutions-oriented projects. We compete for this business through a strategic alliance relationship with a company in India rather than owning an offshore program directly. As a result, we may be disadvantaged in competing for the business of large customers who prefer to deal with a single provider with its own offshore outsourcing centers.

We have had substantial intangible assets and have incurred significant impairment charges, and may incur further charges if there are significant adverse changes to our outlook.

Our intangible assets consist principally of goodwill and customer-based intangibles resulting from the acquisition of businesses from unrelated third parties for cash and other consideration. We have accounted for these acquisitions using the purchase method of accounting, with the assets and liabilities of the businesses acquired recorded at their estimated fair values as of the dates of the acquisitions. Goodwill in an amount equal to the excess of cost over fair value of the net assets acquired has been recorded at historical cost. Our other intangible assets consist mainly of covenants not to compete, the value of our customer base and certain prepayments made under consultant supply contracts.

We have adopted Statement of Financial Standards No. 142, which prohibits the amortization of goodwill for indefinite-lived intangible assets and requires that goodwill and other indefinite-lived intangible assets be tested annually for impairment. We perform these tests on an annual basis, and any significant adverse changes in our expected future operating results or outlook would likely result in impairment of the affected intangible assets.

Adverse results in tax audits could require significant cash expenditures or expose us to unforeseen liabilities.

We are subject to periodic federal, state and local income tax audits for various tax years. Although we attempt to comply with all taxing authority regulations, adverse findings or assessments made by the taxing authorities as the result of an audit could have a material adverse affect on our business, financial condition and results of operations.

We may be subject to lawsuits and claims, which could have a material adverse effect on our financial condition and results of operations.

A number of lawsuits and claims are pending against us, and additional claims and lawsuits may arise in the future. Litigation is inherently uncertain and may be costly and time consuming to resolve, and may have a material adverse effect on our financial condition and results of operations.

Concentration of services in the Washington, D.C. area may adversely affect our revenues in the event of extraordinary events.

A significant portion of our revenues is derived from services provided in the Washington, D.C. area. A terrorist attack, such as that of September 11, 2001, or other extraordinary events in the Washington, D.C. area could have a material adverse effect on our revenues and results of operations.

We depend on the proper functioning of our information systems.

We are dependent on the proper functioning of information systems in operating our business. Critical information systems are used in every aspect of our daily operations, most significantly, in the identification and matching of staffing resources to client assignments and in the customer billing and consultant payment functions. Our systems are vulnerable to natural disasters, fire, terrorist acts, power loss, telecommunications failures, physical or software break-ins, computer viruses and other similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, maintain billing and client records reliably and bill for services efficiently. In addition, we depend on third party vendors for certain functions whose future performance and reliability we cannot control.

Our certificate of incorporation contains certain provisions that could discourage an acquisition or change in control of COMSYS.

Our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval. Our board of directors has the power to determine the price and terms of any preferred stock. The ability of our board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of new common stock or a non-negotiated tender or exchange offer for our common stock. Discouraging open market purchases may be disadvantageous to our stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

Some provisions of our certificate of incorporation and bylaws may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

■	special approvals for certain related-party transactions until September 2007;

■	special approvals for certain fundamental corporate transactions or to amend our charter or certain provisions of our bylaws until September 2007; and

■	requiring stockholder action to be at a stockholders meeting and not by written consent of the stockholders.

In addition, we have entered into a voting agreement giving Wachovia Investors, Inc. the right to designate nominees for election to our board of directors, which may have the effect of preventing, or making more difficult, changes in control of our company.

Risks Related to Our Merger and the Sale of Our Commercial Staffing Business

Integration of the operations of Venturi and Old COMSYS following the merger presents significant challenges that may keep COMSYS from realizing some of the anticipated benefits of the merger.

We completed the merger of our wholly owned subsidiary, VTP, Inc., with and into COMSYS Holding, Inc., which we refer to as Old COMSYS, on September 30, 2004. The integration of two independent companies is a complex, costly and time-consuming process that presents significant challenges, including:

■	retaining and assimilating key officers and employees;

■	consolidating corporate and administrative functions, including transitioning to centralized processes and procedures for corporate functions such as contract services, risk management, payroll and billing;

■	transitioning to uniform policies throughout the organization;

■	minimizing the diversion of management’s attention from ongoing business concerns;

■	preserving the customer, supplier, marketing and promotional relationships and other important relationships of both companies;

■	successfully commercializing products and services under development and increasing revenues from existing marketed products and services; and

■	coordinating geographically separate operations.

As part of the integration of the legacy businesses of Old COMSYS and Venturi, we transitioned all back office functions to the COMSYS shared services center located in Phoenix, Arizona and consolidated all of our back office operations, including payroll, billing, accounts payable, collections and financial reporting. In connection with the integration of the information systems, we continue to refine and correct processes related to billing, accounts payable, collections and financial reporting. Until such processes are fully refined and corrected, we may experience a delay in billing our customers and collections of accounts receivable, which could adversely affect our revenue and results of operations.

We may be subject to liabilities arising from the sale of our commercial staffing services subsidiary, which could have a material adverse effect on our business, operating results and financial condition.

In connection with the sale of our commercial staffing services subsidiary, Venturi Staffing Partners, Inc., on September 30, 2004, we agreed to indemnify CBS Personnel Services, Inc. (formerly Compass CS Inc.) and its affiliates for any losses, damages or expenses they incur in connection with the following:

■	any breach of any of our representations and warranties in the stock purchase agreement (including the disclosure letter) or any other document or certificate we delivered in connection with the closing;

■	any breach of our covenants or obligations in the stock purchase agreement to the extent such breach was not disclosed on our closing certificate;

■	any claims for payments due from Venturi Staffing Partners, Inc. with respect to the Venturi Partners, Inc. non-qualified profit-sharing plan; and

■	the failure to obtain any third-party consent required in connection with the completion of the commercial staffing services sale.

Although our indemnity obligation has expired with respect to breaches of most of our representations and warranties, our indemnity obligation for any breach of our representation regarding tax matters extends through the applicable statute of limitations and there is no time limit on claims brought in connection with any breach of our representations regarding authorization of the transactions, corporate power and authority, absence of conflicts with our organizational documents or board resolutions, capitalization of Venturi Staffing Partners, Inc. or absence of brokerage commissions due or claims based on our failure to fulfill our obligations under the non-qualified profit-sharing plan.

With the exception of certain claims, we are not liable for any claims until the aggregate amount of the claims exceeds $200,000, and then we are liable only for the amount of damages in excess of $100,000. Under our agreement with CBS Personnel Services, our indemnification obligations cannot exceed $5 million, except for liabilities relating to taxes and certain unemployment and unclaimed property taxes. We placed $2.5 million in escrow at closing to secure our obligations relating to these unemployment and unclaimed property taxes, but liabilities with respect to these matters could exceed the escrow amount. Liability incurred by us pursuant to these indemnification obligations could have a material adverse effect on our business, operating results and financial condition.

Risks Related to an Investment in Our Common Stock

Shares of our common stock have been thinly traded in the past and the prices at which our common stock will trade in the future could fluctuate significantly.

As of December 21, 2005, there were 15,737,937 shares of common stock issued and outstanding. Although our common stock is listed on the Nasdaq National Market and a trading market exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will develop or be sustained in the future. Our average daily trading volume during 2004 was approximately 2,800 shares. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. The prices at which our common stock will trade in the future could fluctuate significantly.

Future sales of shares may adversely affect the market price of our shares.

Future sales of our shares, or the availability of shares for future sale, may have an adverse effect on the market price of our shares. Sales of substantial amounts of our shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our shares and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include the following:

■	price and volume fluctuations in the stock markets generally;

■	changes in our earnings or variations in operating results;

■	any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;

■	changes in regulatory policies or tax laws;

■	operating performance of companies comparable to us;

■	general economic trends and other external factors; and

■	loss of a major funding source.

Ownership of our common stock is concentrated among a small number of major stockholders that have the ability to exercise significant control over us and whose interests may differ from the interests of other stockholders.

Wachovia Investors, Inc. beneficially owns 46.45% of our outstanding common stock, Inland Partners, L.P. and Links Partners, L.P. collectively beneficially own 9.92% of our outstanding common stock and MatlinPatterson Global Opportunities Partners L.P. and its affiliates beneficially own 9.25% of our outstanding common stock. Following completion of this offering, Wachovia Investors, Inc. will beneficially own 39.0% of our outstanding common stock, Inland Partners, L.P. and Link Partners, L.P. collectively will beneficially own 8.3% of our outstanding common stock and MatlinPatterson Global Opportunities Partners L.P. and its affiliates will beneficially own 7.8% of our outstanding common stock. In addition, pursuant to the terms of a voting agreement entered into in connection with the merger, our principal stockholder, Wachovia Investors, has the right to recommend to the nominating committee of our board four to six nominees to be elected to our board of directors, depending on the size of the board, during the first three years after the merger, and each stockholder party to the voting agreement has agreed to vote its shares of our common stock in favor of such nominees. The voting agreement may have the effect of delaying or preventing a change in our management. As a practical matter, Wachovia Investors acting alone or these stockholders collectively will be able to exert significant influence over, or determine, the direction taken by us and the outcome of future matters submitted to our stockholders, including the terms of any proposal to acquire us, subject to some limited protections afforded to minority stockholders under our charter. These protections include special approval requirements during the first three years after the merger for fundamental corporate transactions, some related-party transactions and amendments to our charter and to certain provisions of our bylaws.

Concentrated ownership of large blocks of our common stock may affect the value of shares held by others and our ability to access public equity markets.

Our current degree of share ownership concentration may reduce the market value of common stock held by other investors for several reasons, including the perception of a “market overhang,” which is the existence of a large block of shares readily available for sale that could lead the market to discount the value of shares held by other investors.

We may need to access the public equity markets to secure additional capital to pursue our acquisition strategy and meet other financial needs. Our registration obligations to our significant stockholders could limit our ability or make it more difficult for us to raise funds through common stock offerings upon desirable terms or when required. Our failure to raise additional capital when required could:

■	restrict growth, both internally and through acquisitions;

■	inhibit our ability to invest in technology and other products and services that we may need; and

■	adversely affect our ability to compete in our markets.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We have not historically paid cash dividends on our common stock, and we currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. In addition, the terms of our credit facilities prohibit us from paying dividends and making other distributions. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in, or incorporated into, this prospectus supplement or the accompanying prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on market conditions known to us at the time such estimates and assumptions are made and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, including:

■	the impact of competitive pressures and economic conditions on our ability to maintain or improve operating margins, including any change in the demand for our services;

■	our success in attracting, training, retaining and motivating consultants and key officers and employees;

■	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

■	weaknesses or reductions in corporate information technology spending levels;

■	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

■	the challenges of integration and restructuring associated with prior and any future acquisitions, or other planned business activities and the challenges of achieving anticipated synergies; and

■	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in this section, the “Risk Factors” section and elsewhere in this prospectus supplement or the accompanying prospectus, or incorporated by reference into this prospectus supplement or the accompanying prospectus. All forward-looking statements speak only as of the date on which they are made. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $29.8 million, after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use approximately $26.8 million of the net proceeds to redeem all of our outstanding Series A-1 Preferred Stock. All of the outstanding Series A-1 Preferred stock is beneficially owned by Wachovia Investors, Inc., which is also the beneficial owner of 46.5% of our outstanding common stock before giving effect to this offering.

We expect to use the balance of the net proceeds for some or all of the following purposes:

■	acquisitions;

■	working capital;

■	repayment or refinancing of a portion of our existing short-term and long-term debt;

■	capital expenditures; and

■	other general corporate purposes.

Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities or use the net proceeds to reduce our short-term indebtedness.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 21, 2005, we have agreed to sell to the underwriter, Robert W. Baird & Co. Incorporated, 3,000,000 shares of our common stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased.

The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement. After the offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

The following table shows the public offering price, underwriting discount and the proceeds, before expenses, to us:

	Per Share	Total

Public offering price	$11.00	$33,000,000

Underwriting discount	$0.66	$1,980,000

Proceeds, before expenses, to us	$10.34	$31,020,000

The expenses of the offering, not including the underwriting discount, are estimated at $1.2 million and are payable by us.

We have agreed to pay all of the expenses in connection with this offering. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus supplement and The Nasdaq National Market listing fees.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus supplement, except issuances of our common stock pursuant to the exercise of employee stock options outstanding on the date hereof. These restrictions will not apply to:

■	filing a registration statement increasing the number of shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock available for grant or issuance under the terms of a plan in effect on the date we execute the underwriting agreement;

■	issuances of shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options outstanding on the date we execute the underwriting agreement;

■	grants of employee stock options pursuant to the terms of a plan in effect on the date we execute the underwriting agreement and issuances of common stock pursuant to the exercise of those options;

■	issuances of shares of our common stock to our employees pursuant to the terms of a plan in effect on the date we execute the underwriting agreement;

■	filing a registration statement to register shares of our common stock that we may use to make acquisitions; or

■	issuances of shares of our common stock in connection with acquisitions and filing a registration statement to permit the resale of those shares.

Certain of our officers, directors and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus. These restrictions will not apply to transfers by officers, directors and stockholders by gift, will or intestacy so long as the transferee agrees not to make further transfers of the shares during the 90-day period or the transfer of up to 1,651,399 shares by Wachovia Investors, Inc. pursuant to an outstanding option agreement.

We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

■	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

■	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. If the underwriter sells more shares than the underwriter is obligated to purchase, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

■	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters will be passed upon for the underwriter by Mayer, Brown, Rowe & Maw LLP.

PROSPECTUS

$40,000,000

COMSYS IT Partners, Inc.

Common Stock

We may offer and sell from time to time in one or more offerings up to an aggregate of $40,000,000 of our common stock. We will provide specific terms of the offerings, including the offering prices, in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific offering of common stock before you invest.

Our common stock is quoted on The Nasdaq National Market under the symbol “CITP.” On December 14, 2005, the last sale price of our common stock as reported on the Nasdaq National Market was $14.77 per share.

Investing in our common stock involves a high degree of risk. See the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus for certain risks and uncertainties that you should consider as well as the “ Risk Factors” section appearing on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $40,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date hereof or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition and results of operations may have changed since that date.

Unless otherwise indicated in this prospectus or any prospectus supplement or the context otherwise requires, references in this prospectus or any prospectus supplement to “we,” “our,” “our company,” “us,” “COMSYS” or the “Company” are to the combined business of COMSYS IT Partners, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and any prospectus supplement, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in, or incorporated into, this prospectus or any prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on market conditions known to us at the time such estimates and assumptions are made and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, including:

•	the impact of competitive pressures and economic conditions on our ability to maintain or improve operating margins, including any change in the demand for our services;

•	our success in attracting, training, retaining and motivating consultants and key officers and employees;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weaknesses or reductions in corporate information technology spending levels;

•	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the challenges of integration and restructuring associated with prior and any future acquisitions, or other planned business activities and the challenges of achieving anticipated synergies; and

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in, or incorporated by reference into, this prospectus are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in this section, the “Risk Factors” section and elsewhere in this prospectus, or incorporated by reference into this prospectus. All forward-looking statements speak only as of the date on which they are made. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

THE COMPANY

We are a leading information technology, or IT, staffing services company that provides a full range of specialized staffing and project implementation services and products. We have a coast-to-coast presence in the United States, with 42 offices in 26 states. As of October 2, 2005, we engaged approximately 4,800 consultants, many of whom have over eight years of IT industry experience. We have over 400 clients and provide services to approximately 30% of the Fortune 500 companies and approximately 66% of the Fortune 50 companies. We are headquartered in Houston, Texas.

Our core business is providing IT staffing services, which accounted for approximately 91% of our revenues for 2004. We also strive to differentiate ourselves from our competitors by offering additional services that complement our IT staffing services, including vendor management, project solutions and permanent placement of IT professionals.

IT Staffing Services

We provide a wide range of IT staffing services to companies in diversified vertical markets, including financial services, telecommunications, manufacturing, information technology, federal, state and local government, pharmaceutical, transportation and health care. We deliver qualified consultants and project managers for contract assignments and full-time employment across most technology disciplines. In light of the time and location sensitive nature of our core IT staffing services, offshore application development and maintenance centers have not proven critical to our operations or our competitive position.

Our staffing services are generally provided on a time-and-materials basis, meaning that we bill our clients for the number of hours worked in providing services to the client. Hourly bill rates are typically determined based on the level of skill and experience of the consultants assigned and the supply and demand in the current market for those qualifications. Alternatively, the bill rates for some assignments are based on a mark-up over compensation and other direct and indirect costs. Assignments can range from 30 days to over a year, with an average duration of five months. Certain of our contracts are awarded on the basis of competitive proposals, which can be periodically re-bid by the client.

We maintain a variable cost model in which we compensate most of our consultants only for those hours that we bill to our clients. The consultants who perform IT services for our clients consist of our consultant employees as well as independent contractors and subcontractors. With respect to our consultant employees, we are responsible for all employment-related costs, including medical and health care costs, workers’ compensation and federal social security and state unemployment taxes.

Vendor Management Services

Vendor management services, or VMS, are services that allow our clients to manage their procurement of and expenditures for temporary IT, clerical, finance and accounting, and light industrial personnel. Contracted services are often provided to a large client by hundreds of companies. VMS provides a mechanism for clients to reduce their expenditures for temporary personnel services by standardizing pay rates for similar positions and reducing the number of suppliers providing these services. VMS gives our clients the ability to leverage their purchasing power for these temporary personnel services by standardizing their requisition, contract and procurement processes. Clients also benefit from contracting with only one supplier, receiving a consolidated invoice and having a single point of contact while retaining access to a full range of resources offered by a diverse portfolio of suppliers.

We operate VMS under the brand name vWorxSM. Our VMS provides a structured approach consisting of process management and a web-based software tool to quantify, rationalize and monitor the expenditures that a client makes for its contracted services. We use third party software products and a proprietary software program to provide our VMS. Our VMS implementation processes have been ISO 9001:2000 certified, which means that our processes comply with a comprehensive set of international quality standards. We believe that we are one of the few companies in our industry providing vendor management services to have this ISO certification.

Project Solutions

As an extension of our underlying core competency in IT staffing, we offer our clients specialized project services that include project managers, project teams and turn-key deliverable-based solutions in the application development, application integration and re-engineering, application maintenance and application testing practice areas. We provide these solutions through a defined IT implementation methodology. We deliver these solutions through teams deployed on-site, offsite at development centers located in Kalamazoo, Michigan, Richmond, Virginia, Somerset, New Jersey and Portland, Oregon and, through a strategic alliance, offshore at technology centers located in India. These services are generally contracted on a time-and-materials basis, with some services provided on a fixed-price basis. We have a number of specialty practice areas, including statistical analysis applications (SAS), enterprise resource applications (ERP), network integration, business intelligence and translation and localization services.

Permanent Placement

We also assist our clients in locating IT professionals for full-time positions within their organizations. We assist in recruitment efforts and screening potential hires. If a customer hires our candidate, we are generally compensated based on a percentage of the candidate’s first year cash compensation. Billing is contingent on our filling the position.

RISK FACTORS

The securities to be offered involve a high degree of risk. The risks will be set forth in the prospectus supplement relating to the securities. Additional risk factors relating to our business may be set forth in a prospectus supplement or included in our most recent Annual Report on Form 10-K or other documents that are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of any securities offered by this prospectus for some or all of the following purposes:

•	acquisitions;

•	working capital;

•	repayment or refinancing of a portion of our existing short-term and long-term debt;

•	redemption of outstanding preferred stock;

•	capital expenditures; and

•	other general corporate purposes.

Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing instruments or other investment-grade securities or use the net proceeds to reduce our short-term indebtedness.

DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after the offering. Our net tangible book value per share as of October 2, 2005 was $(7.14) per share. We have calculated net tangible book value per share by dividing net tangible book value, which equals total tangible assets less total liabilities, by the number of outstanding shares of our common stock as of October 2, 2005.

At an assumed public offering price of $14.77 per share (the last sale price of our common stock reported on The Nasdaq National Market on December 14, 2005) our adjusted net tangible book value at October 2, 2005 would have been $(4.09) per share. This represents an immediate increase in the net tangible book value per share of $3.05 per share to existing stockholders and an immediate dilution of $18.86 per share to new investors purchasing shares of common stock in the offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$14.77

Net tangible book value per share as of October 2, 2005	$(7.14)
Increase per share attributable to new investors	3.05

As adjusted net tangible book value per share after this offering		$(4.09)

Dilution per share to new investors		$18.86

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the offering price per share in the offering. As of October 2, 2005, there were 974,400 shares of our common stock issuable upon exercise of outstanding options granted under our stock option plans that had an exercise price per share less than the last reported sale price on December 2, 2005 on The Nasdaq National Market with a weighted average exercise price of $9.99 per share. In addition, as of October 2, 2005, there were 480,623 shares of our common stock issuable upon exercise of outstanding warrants that had a weighted average exercise price of $7.8025 per share.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 40,000 shares have been designated as Series A-1 Preferred Stock. The discussion below is not a complete description of the terms of the common stock, so you should read it together with our amended and restated charter and bylaws.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters to be voted on by the stockholders, including the election of directors. Holders of our common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of our directors. In this event, the holders of the remaining shares will not be able to elect any directors. As discussed in more detail below, our board of directors is classified into two groups, Group A directors and Group B directors.

Subject to the rights of the holders of our preferred stock, holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time out of funds legally available for the payment of dividends. We have never paid a cash dividend on our common stock. We presently intend to retain earnings, if any, to finance the growth and development of our business and therefore do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our credit facilities prohibit us from paying cash dividends. In the event of the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and of the liquidation preference and accumulated dividends on any outstanding preferred stock.

Holders of our common stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments. All of the outstanding shares of our common stock are validly issued and have been fully paid for. As of December 2, 2005, there were 15,737,277 shares of our common stock outstanding.

Our common stock is currently quoted on The Nasdaq National Market under the symbol “CITP.” The transfer agent and registrar for our common stock is Wachovia Bank, National Association.

Preferred Stock

General

Subject to the rights of holders of our Series A-1 Preferred Stock discussed below, our board of directors is authorized, without stockholder action, to issue from time to time, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of our Series A-1 Preferred Stock and any preferred stock that may be issued in the future. Our ability to issue new series of preferred stock, although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock.

Series A-1 Preferred Stock

We have issued 22,471.16 shares of Series A-1 Preferred Stock. Holders of Series A-1 Preferred Stock have no voting rights except as required under applicable law, but are entitled to receive preferential dividends. Dividends on our Series A-1 Preferred Stock accrue on a daily basis at the rate of 15% per annum on the

$1,000.00 liquidation value per share whether or not they have been declared and whether or not we have profits, surpluses or other funds legally available for the payment of dividends. The dividends are cumulative, and all accrued and previously unpaid dividends must be fully paid before any dividends, distributions, redemptions or other payments may be made to any junior securities, including our common stock. Accrued and unpaid dividends as of each anniversary date of the original issuance of the Series A-1 Preferred Stock are entitled to additional dividends at the rate of 15% per annum on such amount.

In the event of our liquidation or dissolution, each holder of Series A-1 Preferred Stock will be entitled to a liquidation preference of $1,000 per share, plus any accrued and unpaid dividends. Once that payment is made, holders of our Series A-1 Preferred Stock will not be entitled to any further payment.

Although we may redeem any or all outstanding shares of our Series A-1 Preferred Stock at any time, we must redeem all outstanding shares of our Series A-1 Preferred Stock by September 30, 2011. Additionally, in the event of a change in control of the company (by merger, acquisition of stock, substantial asset sale or otherwise), each holder of Series A-1 Preferred Stock may require us to redeem all or any portion of its shares. Upon either a voluntary or mandatory redemption, we must pay each holder of Series A-1 Preferred Stock $1,000 per share, along with any accrued and unpaid dividends.

We cannot issue any class or series of capital stock that will have equal or preferred status to our Series A-1 Preferred Stock as to dividends and distributions upon our liquidation or dissolution. In addition, we may not redeem, purchase or otherwise acquire, directly or indirectly, any junior securities, including our common stock, nor pay, declare or distribute any dividends to junior securities, including our common stock, as long as any shares of Series A-1 Preferred Stock are outstanding, unless we obtain the consent of the holders of at least 60% of the outstanding shares of Series A-1 Preferred Stock. In the event of any stock splits, stock dividends or other recapitalizations, the liquidation value and number of outstanding shares of our Series A-1 Preferred Stock will be appropriately adjusted to reflect any impact that such events had on our Series A-1 Preferred Stock. The terms of the Series A-1 Preferred Stock can be amended only with the agreement of holders of at least 60% of the outstanding shares.

Warrants

As part of our 2003 financial restructuring, we issued common stock purchase warrants to the senior lenders under our previous credit facility entitling them to purchase a total of 768,997 shares of common stock, which was equivalent to 10% of our then outstanding common stock on a fully-diluted basis. These warrants are exercisable in whole or part until April 14, 2013, and their exercise price is currently $7.8025 per share. If we declare a stock dividend or stock split, the total number of shares that may be issued upon exercise of the warrants will be proportionately increased and the exercise price will be proportionately decreased, and if we declare a reverse stock split, the total number of shares that may be issued upon exercise of the warrants will be proportionately decreased and the exercise price will be proportionately increased. If we issue additional shares of common stock, securities convertible into common stock, warrants, options, or other rights to acquire common stock for less than fair market value, the total number of shares that may be issued upon exercise of the warrants will be proportionately increased and the exercise price will be proportionately decreased. In the event we pay dividends or make other distributions to our common stockholders, the holders of warrants may, by written notice, elect to receive such dividends or other distributions to which they would have been entitled had they exercised their warrants immediately prior to such dividend or distribution. As of December 2, 2005, warrants to purchase approximately 403,723 shares of our common stock were issued and outstanding.

Anti-takeover Effects of Provisions of our Amended and Restated Charter and Bylaws and Delaware Law

Amended and Restated Charter and Bylaws

The terms of our amended and restated charter and bylaws, as well as the voting agreements executed in connection with the September 2004 merger involving COMSYS Holding, Inc. and Venturi Partners, Inc., provide some stockholders and certain groups of our directors the right to designate the nominees for election to our board of directors during the first three years after the merger. Our amended and restated charter provides that the board of directors immediately after the merger be classified into two groups, Group A directors and Group B directors, and grants Group B designees control of our board of directors for a period of three years following the merger, which deprives our stockholders of the ability to set the size of our board of directors during that period of time. Elimination of the ability of our stockholders to set the size of our board of directors may have an anti-takeover effect because only the board of directors under our amended and restated charter has the ability to change the size of the board.

Under our amended and restated charter, the following transactions during the first three years after the merger will require either (1) the approval of at least 75% of our board of directors and the approval of holders of a majority of our outstanding common stock or (2) the approval of a majority of our board of directors and the approval of holders of at least 66 2/3% of our outstanding common stock:

•	a merger or consolidation involving us that requires stockholder approval under applicable law;

•	a sale, lease or exchange of all or substantially all of our property and assets;

•	our liquidation or dissolution;

•	any amendment to our charter (other than some amendments that relate solely to the terms of our preferred stock); and

•	any amendment of section 3.2 of our amended and restated bylaws, which governs the nominating process for our directors.

As a result of these provisions, special approvals will be required during the first three years after the merger for us to complete certain major corporate transactions or to amend our charter or the director nominating provisions in our bylaws. While special approval requirements for the above-referenced transactions may enhance the protection of our minority stockholders, they may also have the effect of deterring or delaying a change in control of our company during the first three years after the merger.

Under our amended and restated charter, any related-party transaction during the first three years after the merger that would be required to be disclosed under Rule 404(a) of Regulation S-K under the Securities Act between us and a holder of 30% or more of our voting stock would require the approval of at least 75% of our board of directors. As a result, certain related-party transactions will require special approval during the first three years after the merger. While special approval requirements for related-party transactions may enhance the protection of our minority stockholders, they also may have the effect of deterring or delaying a change in control of our company during the first three years after the merger.

In addition, as discussed above under the heading “Preferred Stock,” our ability to issue new series of preferred stock, although providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock.

Section 203 of Delaware Law

Pursuant to our amended and restated charter, we have elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to limited exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, or in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters' compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification and Other Relationships

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, us in the ordinary course of our business.

Fees and Commissions

In compliance with the guidelines of the National Association of Securities Dealers, Inc. (the “NASD”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 2, 2005 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of Venturi Partners, Inc. as of December 28, 2003 and December 29, 2002 and for each of the three years in the period ended December 28, 2003 incorporated in this prospectus by reference to the Definitive Proxy Statement on Schedule 14A, filed on September 7, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement.

We file reports, proxy statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information it provides in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus and any prospectus supplement is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2005 filed on April 1, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 filed on May 6, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 filed on August 17, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended October 2, 2005 filed on November 16, 2005.

•	Current Reports on Form 8-K filed on April 1, 2005, April 8, 2005, May 4, 2005, June 13, 2005, June 20, 2005, September 13, 2005, November 4, 2005, December 2, 2005, December 9, 2005, December 14, 2005 and December 15, 2005.

•	Definitive Proxy Statement on Schedule 14A filed on May 2, 2005.

•	The following audited financial statements of Venturi Partners, Inc., incorporated by reference from our Definitive Proxy Statement on Schedule 14A, filed on September 7, 2004 (the “Proxy Statement”):

•	Report of Independent Registered Public Accounting Firm;

•	Consolidated Balance Sheets as of December 28, 2003 and December 29, 2002;

•	Consolidated Statements of Operations for the Years Ended December 28, 2003, December 29, 2002 and December 30, 2001;

•	Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 28, 2003, December 29, 2002 and December 30, 2001;

•	Consolidated Statements of Cash Flows for the Years Ended December 28, 2003, December 29, 2002 and December 30, 2001; and

•	Notes to Consolidated Financial Statements.

•	The following unaudited financial statements of Venturi Partners, Inc., incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 26, 2004, filed on November 10, 2004:

•	Consolidated Statements of Operations for the Nine Months Ended September 26, 2004 and September 28, 2003;

•	Consolidated Balance Sheets as of September 26, 2004 and December 28, 2003;

•	Consolidated Statements of Shareholders’ Equity (Deficit) for the Nine Months Ended September 26, 2004;

•	Consolidated Statements of Cash Flows for the Nine Months Ended September 26, 2004 and September 28, 2003; and

•	Notes to Consolidated Financial Statements.

•	The following unaudited pro forma condensed combined financial information of Venturi Partners, Inc., incorporated by reference from the Proxy Statement:

•	Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the Year Ended December 28, 2003;

•	Unaudited Pro Forma Condensed Combined Statement of Continuing Operations for the Six Months Ended June 27, 2004; and

•	Unaudited Pro Forma Condensed Combined Balance Sheet as of June 27, 2004.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Margaret G. Reed, General Counsel, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027, telephone (713) 386-1400.

COMSYS IT Partners, Inc.

3,000,000 Shares of Common Stock

Prospectus Supplement

December 21, 2005

Robert W. Baird & Co.